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                                                                   Exhibit 10.14
          <VillageFax.com Logo>

                        EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement (the "Agreement") is entered into as of September 3, 1999, among Villagefax.com, Inc., a California corporation (the "Company"), and Mason Conner (the "Executive").

                               R E C I T A L S :

     A. This agreement replaces the employment letter offer of September 9, 1997 between the Company and the Executive and any other written or verbal agreements relating to employment with Company.

     B. The purpose of this Agreement is to set forth the terms and provisions of employment of the Executive as President and CEO of the Company.

     C. For the purpose of this Agreement the "Date of Hire" is set as September 15, 1997.

     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

(1) Position: Executive will serve as Chief Executive Officer and President of the Company. Executive will report directly to the Board of Directors of the Company.

(2) Compensation: Executive will be paid an annual salary of $105,000, effective July 1, 1999. Executive's performance will be subject to review, with any appropriate compensation adjustments, at least annually, after the effective date of hire. A further review will be made when an IPO is completed.

(3) Benefits: Executive will continue to receive 100% medical benefits under the Company's Blue Cross Group Plan. Vacation will paid at the rate of three weeks per year, effective as of January 1, 1999.

(4) Previous Stock Options: This section replaces the original employment offer of 3-5% non dilutable stock options based on 12,000,000 shares outstanding at the time of the DPO and at $.25 per share. Executive will be granted stock options per the Company's Stock Option Plan as follows:

     480,000 shares at $0.25 per share vested over five (5) years starting from Executive's date of hire. 96,000 shares vested on 9-15-98 and 96,000 shares will vest this year on 9-15-99, 96,000 shares on 9-15-2000, 96,000 shares on 9-15-2001, and 96,000 shares on 9-15-2002.

     120,000 shares at $0.25 per share for Executive's efforts on the DPO, vested 5-31-1999.

(5) New Stock Incentives: Executive will be granted new stock options per the Company's Stock Option Plan as follows:

     200,000 shares at $0.25 per share upon a successful IPO and/or merger and/or acquisition of Villagefax.com.

                        EXECUTIVE  EMPLOYMENT AGREEMENT
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     Upon the company accepting 1 million dollars or larger of mezzanine financing at $4.00 or more per share, the executive will receive 25,000 shares $0.25 per share per 1 million dollars raised, vested over a four year period. Dollars raised must be directly attributed to the Executives' efforts.

     50,000 shares at $2.50 per share vested over a four-year period the Company reaching a gross monthly revenue of one hundred thousand dollars ($100,00).

     50,000 shares at $2.50 shares vested over a four-year period upon the company reaching a break even monthly revenue.

(6) Confidentiality: Terms of this agreement are not to be revealed by you to anyone outside of your immediate family.

(7) Termination: Executive serves at the will of the Board of Directors and may be terminated at any time as outlined in the Company's Bylaws.

     If during your tenure the control of the Company changes through a merger or acquisition and if as a result, your employment is terminated, the Company will provide you a severance package. The package consists of six months of your base salary and full vesting of any outstanding stock options. The six salary payments will be made during the first six consecutive months after your termination.

(8) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, whether written or oral, and shall not be modified except by a writing signed by the parties hereto.

(9) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(10) Headings. The headings in this Agreement are for convenience only and shall not alter or otherwise affect the meaning hereof.

(12) No Waiver. No waiver of any of the provisions contained in this Agreement shall be valid unless made in writing and executed by the waiving party. It is expressly understood that in the event any party shall on any occasion fail to perform any term of this Agreement and the other parties shall not enforce that term, the failure to enforce on that occasion shall not prevent enforcement of that or any other term hereof on any other occasion.

(13) Severability. If any section of this Agreement is held invalid by any law, rule, order, regulation, or promulgation of any jurisdiction, such invalidity shall not affect the enforceability of any other sections not held to be invalid.

(14) Counterparts. This Agreement and any amendment thereof may be executed in two or more counterparts, each of which shall be deemed an original for all purposes.

    /s/ James W. Townsend                      /s/ Mason Conner
________________________________         ____________________________
James W. Townsend                        Mason Conner
Chairman of The Board                    President and CEO
Villagefax.com, Inc.                     Villagefax.com, Inc.
14471 Chambers Road, Suite 105
Tustin, CA 92780

                        EXECUTIVE EMPLOYMENT AGREEMENT
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